Exhibit 3.1

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF

HICKS ACQUISITION COMPANY I, INC.

Hicks Acquisition Company I, Inc., a corporation organized and existing under the laws of the State of Delaware, DOES HEREBY CERTIFY AS FOLLOWS:

1.             The name of the Corporation is “Hicks Acquisition Company I, Inc.”  The Corporation was originally incorporated under the name “Hicks Acquisition Company I, Inc.” and the original certificate of incorporation was filed with the Secretary of State of the State of Delaware on February 26, 2007 (the “Original Certificate”).

2.             This Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate”) was duly adopted by the Board of Directors and the stockholders of the Corporation in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware.

3.             This Amended and Restated Certificate restates, integrates and further amends the provisions of the Original Certificate.

4.             This Amended and Restated Certificate shall be effective on the date of filing with the Secretary of State of the State of Delaware.

5.             The text of the Original Certificate is hereby restated and amended in its entirety to read as follows:

ARTICLE I
NAME

The name of the corporation is Hicks Acquisition Company I, Inc. (the “Corporation”).

ARTICLE II
PURPOSE

Subject to the proviso below, the purpose of the Corporation is to (i) acquire, or acquire control of, through a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination, one or more businesses or assets; provided, that the Corporation will not complete a business combination with any entity engaged in the energy industry as its principal business or whose principal business operations are conducted outside of the United States or Canada, and (ii) conduct all other lawful business permitted by the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE III
REGISTERED AGENT

The registered office of the Corporation is 2711 Centerville Road, Suite 400 in the City of Wilmington, County of New Castle County, and the name of the Corporation’s initial registered agent at such address is Corporation Service Company.

ARTICLE IV
CAPITALIZATION

Section 4.1             Authorized Capital Stock.

The total number of shares of all classes of capital stock which the Corporation is authorized to issue is 226,000,000 shares, consisting of 225,000,000 shares of common stock, par value $0.0001 per share (the “Common Stock”), and 1,000,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”).

Section 4.2             Preferred Stock.  Subject to Article IX of this Amended and Restated Certificate, the Preferred Stock may be issued from time to time in one or more series.  The Board of Directors (the “Board”) is hereby expressly authorized to provide for the issuance of shares of Preferred Stock in one or more series and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional and other special rights, if any, of each such series and any qualifications, limitations and restrictions thereof, as shall be stated in the resolution(s) adopted by the Board providing for the issuance of such series and included in a certificate of designations (a “Preferred Stock Designation”) filed pursuant to the DGCL.

Section 4.3             Common Stock.

(a)           The holders of shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders on which the holders of shares of Common Stock are entitled to vote.  Except as otherwise required by law or this Amended and Restated Certificate (including any Preferred Stock Designation), at any annual or special meeting of the stockholders the Common Stock shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders.  Notwithstanding the foregoing, except as otherwise required by law or this Amended and Restated Certificate (including a Preferred Stock Designation), holders of Common Stock shall not be entitled to vote on any amendment to this Amended and Restated Certificate (including any amendment to any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Amended and Restated Certificate (including any Preferred Stock Designation.)

(b)           Subject to the rights of the holders of Preferred Stock and Article IX hereof, the holders of shares of Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board from time to time out of any assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions.

(c)           Subject to distributions to be made in connection with a liquidation of the Corporation in accordance with Section 9.5 and 9.8, in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, and subject to the rights of the holders of Preferred Stock in respect thereof, the holders of shares of Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them.

Section 4.4             Rights and Options.

The Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to purchase shares of the Corporation’s capital stock of any class or series or other securities of the Corporation, and such rights, warrants and options will be evidenced by instrument(s) approved by the Board.  The Board is empowered to set the exercise price, duration, times for exercise and other terms of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock subject thereto may not be less than the par value thereof.

ARTICLE V
BOARD OF DIRECTORS

Section 5.1             Board Powers.

The business and affairs of the Corporation shall be managed by, or under the direction of, the Board.  In addition to the powers and authority expressly conferred upon the Board by statute, this Amended and Restated Certificate or the Bylaws (“Bylaws”) of the Corporation, the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Amended and Restated Certificate and any Bylaws adopted by the stockholders; provided, however, that no Bylaws hereafter adopted by the stockholders shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

Section 5.2             Number, Election and Term.

(a)           The number of directors of the Corporation, other than those who may be elected by the holders of one or more series of Preferred Stock voting separately by class or series, shall be fixed from time to time exclusively by the Board pursuant to a resolution adopted by a majority of the Whole Board.  For purposes of this Amended and Restated Certificate, “Whole Board” shall mean the total number of directors the Corporation would have if there were no vacancies.

(b)           Subject to Section 5.5, the directors shall be divided into three classes, as nearly equal in number as possible and designated Class I, Class II and Class III.  The initial division of the Board into classes shall be made by the Board.  The term of the initial Class I Directors shall terminate at the first annual meeting of stockholders to be held in 2008; the term of the initial Class II Directors shall terminate at the second annual meeting of stockholders to be held in 2009; and the term of the initial Class III Directors shall terminate at the third annual meeting of stockholders to be held in 2010.  At each succeeding annual meeting of stockholders beginning in 2008, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term.  Subject to Section 5.5, if the number of directors is changed, any increase or decrease shall be apportioned by the Board among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case will a decrease in the number of directors shorten the term of any incumbent director.

(c)           Subject to Section 5.5, a director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

(d)           Unless and except to the extent that the Bylaws shall so require, the election of directors need not be by written ballot.

Section 5.3             Newly Created Directorships and Vacancies.

Subject to Section 5.5, newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely by a majority vote of the directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders), and any director so chosen shall hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

Section 5.4             Removal.

Subject to Section 5.5, any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

Section 5.5             Preferred Stock — Directors.

Notwithstanding any other provision of this Article V, and except as otherwise required by law, whenever the holders of one or more series of Preferred Stock shall have the right, voting separately by class or series, to elect one or more directors, the term of office, the filling of vacancies, the removal from office and other features of such directorships shall be governed by the terms of such series of Preferred Stock as set forth in this Amended and Restated Certificate (including any Preferred Stock Designation) and such directors shall not be included in any of the classes created pursuant to this Article V unless expressly provided by such terms.

Section 5.6             Compensation.

Prior to the consummation of a Business Combination, the Corporation shall not pay any compensation of any kind, including, but not limited to, finder’s fees and consulting fees, to any officer or director for services rendered to the Corporation prior to, or in connection with, the consummation of a Business Combination; provided that the Corporation may pay (i) for any officer or director’s reasonable out-of-pocket expenses related to the performance of his or her duties, and (ii) up to $10,000 per month for office space and administrative services commencing on the Admission Date through the date on which the Corporation consummates a Business Combination.

ARTICLE VI
BYLAWS

In furtherance and not in limitation of the powers conferred upon it by law, the Board shall have the power to adopt, amend, alter or repeal the Bylaws.  The affirmative vote of a majority of the Whole Board shall be required to adopt, amend, alter or repeal the Bylaws.  The Bylaws also may be adopted, amended, altered or repealed by the stockholders; provided, however, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by law or by this Amended and Restated Certificate (including any Preferred Stock Designation), the affirmative vote of the holders of at least a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend, alter or repeal the Bylaws.

ARTICLE VII
MEETINGS OF STOCKHOLDERS; ACTION BY WRITTEN CONSENT

Section 7.1             Meetings.

Except as otherwise required by law or the terms of any one or more series of Preferred Stock, special meetings of stockholders of the Corporation may be called only by the Chairman of the Board, Chief Executive Officer, or the Board pursuant to a resolution adopted by a majority of the Whole Board, and the ability of the stockholders to call a special meeting is hereby specifically denied.

Section 7.2             Advance Notice.

Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.

Section 7.3             Action by Written Consent.

Subsequent to the consummation of the Offering (as defined below), any action required or permitted to be taken by the stockholders of the Corporation must be effected by a duly called annual or special meeting of such holders and may not be effected by written consent of the stockholders.

ARTICLE VIII
LIMITED LIABILITY; INDEMNIFICATION

Section 8.1             Limitation of Personal Liability.

No person who is or was a director of the Corporation shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted by the DGCL as the same exists or hereafter may be amended.  If the DGCL is hereafter amended to authorize corporate action further limiting or eliminating the liability of directors, then the liability of a director to the Corporation or its stockholders shall be limited or eliminated to the fullest extent permitted by the DGCL, as so amended.  Any repeal or amendment of this Section 8.1 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Amended and Restated Certificate inconsistent with this Section 8.1 will, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to further limit or eliminate the liability of directors) and shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or amendment or adoption of such inconsistent provision with respect to acts or omissions occurring prior to such repeal or amendment or adoption of such inconsistent provision.

Section 8.2             Indemnification.

(a)           Each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”) by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter a “Covered Person”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized or permitted by applicable law, as the same exists or may hereafter be amended, against all expense, liability and loss (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred or suffered by such Covered Person in connection with such proceeding, and such right to indemnification  shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except for proceedings to enforce rights to indemnification, the Corporation shall indemnify a Covered Person in connection with a proceeding (or part thereof) initiated by such Covered Person only if such proceeding (or part thereof) was authorized by the Board.  The right to indemnification conferred by this Section 8.2 shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any such proceeding in advance of its final disposition.

(b)           The rights conferred on any Covered Person by this Section 8.2 shall not be exclusive of any other rights which any Covered Person may have or hereafter acquire under law, this Amended and Restated Certificate, the Bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.

(c)           Any repeal or amendment of this Section 8.2 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Amended and Restated Certificate inconsistent with this Section 8.2, will, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and will not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

(d)           This Section 8.2 shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than Covered Persons.

ARTICLE IX
BUSINESS COMBINATION REQUIREMENTS; EXISTENCE

Section 9.1             General.

                (a)           The provisions of this Article IX shall apply during the period commencing upon the completion of the Offering (as defined below) and terminating upon the consummation of a Business Combination (as defined below) (the “Effective Period”).  During the Effective Period, this Article IX may only be amended (i) by the vote of the Corporation’s Board and the unanimous affirmative vote of the stockholders, or (ii) by the affirmative vote of a majority of the Corporation’s outstanding Common Stock at any meeting of the Corporation’s stockholders held to consider approval of a proposed Business Combination, provided that in such instance any amendment will become effective only upon the consummation of such proposed Business Combination.  As used herein, the term “Business Combination” shall mean a business combination, whether through a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar type of transaction, with one or more target businesses that have a fair market value of at least 80% of the initial amount held in the Trust Account (as defined below) (excluding deferred underwriting commissions payable to underwriters in connection with the Offering (as defined below) pursuant to the terms and conditions of any underwriting agreement to be entered into in connection with the Corporation’s initial public offering of Common Stock and warrants to purchase Common Stock (the “Warrants”) on the American Stock Exchange (the “Offering”).  The term “Trust Account” shall mean the trust account established by the Corporation in connection with the Offering and into which the Corporation will deposit a designated portion of the net proceeds from the Offering and certain other amounts.  Purchasers of the Corporation’s Common Stock and Warrants in the Offering or in the secondary market following the Offering (whether or not such purchasers are affiliates of the Sponsor) are referred to herein as “Public Stockholders.”

                (b)           Upon completion of the Offering, the Corporation shall deposit, or cause to be deposited on its behalf, at least $466.92 million into the Trust Account. If the underwriters exercise their option to purchase additional securities in the Offering, an additional amount equal to approximately $9.73 per additional share purchased by the underwriters shall be deposited into the Trust Account on behalf of the Corporation.

Section 9.2             Stockholder Approval of Business Combination.

                (a)           Prior to the consummation of a Business Combination, the Corporation shall submit any proposed Business Combination to its stockholders for approval regardless of whether the Business Combination is of a type which normally would require such stockholder approval under the DGCL.  In the event that a majority of the votes cast by Public Stockholders present and entitled to vote at the meeting to approve the Business Combination are voted for the approval of such Business Combination, the Corporation shall be authorized to consummate the Business Combination; provided, however, that the Corporation will not consummate such Business Combination if holders owning more than 30% (minus one share) of the outstanding shares of Common Stock sold in the Offering exercise their Conversion Rights (as defined in Section 9.3).

                (b)           A Business Combination approved in accordance with Section 9.2(a) may only be consummated if the Corporation confirms that it has sufficient resources to pay both (i) the consideration required to consummate the Business Combination and (ii) the amount necessary to satisfy the Conversion Rights exercised by Public Stockholders and (b) an amendment to this Amended and Restated Certificate providing for perpetual existence of the Corporation has been approved by a majority of the outstanding shares of the Corporation’s stockholders at a duly held stockholder meeting.

Section 9.3             Conversion Rights.

                (a)           At the time the Corporation seeks stockholder approval of a Business Combination, each Public Stockholder that votes against such Business Combination will have the right, if the Business Combination is completed and such Public Stockholder holds shares of Common Stock on the date on which the Business Combination is completed (such rights being “Conversion Rights”) to convert the shares of Common Stock held by such Public Stockholder into a cash amount per share equal to the quotient determined by dividing (i) the aggregate amount then on deposit in the Trust Account (including deferred underwriting commissions incurred in connection with the Offering and being held in the Trust Account and including interest earned on the Trust Account, net of income taxes payable on such interest and net of interest income previously released to the Corporation to fund its working capital requirements) by (ii) the total number of shares of Common Stock held by Public Stockholders at that date.  A Public Stockholder will not be permitted to exercise any Conversion Rights unless such Public Stockholder meets the requirements for the exercise of such Conversion Rights set forth in the proxy statement sent to the Public Stockholders relating to the approval of a proposed Business Combination.

(b)           Payment of the amounts necessary to satisfy the Conversion Rights exercised shall be made no later than three business days after the consummation of the Business

Combination and the delivery of shares by the Public Stockholder.

(c)           Each Public Stockholder that does not exercise its Conversion Rights will retain its interest in the Corporation and shall be deemed to have given its consent to the release of the remaining funds in the Trust Account to the Corporation, and following payment to Public Stockholders exercising their Conversion Rights, the remaining funds in the Trust Account shall be released to the Corporation.

                (d)           The exercise of conversion rights by a Public Stockholder will be conditioned on such Public Stockholder following the specific procedures for conversion set forth by the Corporation in any applicable proxy statement sent to the Corporation’s Public Stockholders relating to the approval of a proposed Business Combination.

Section 9.4             Share Issuances.

                Between the date of consummation of the Offering and the date of consummation of a Business Combination, the Corporation will not issue any additional shares of capital stock, rights, warrants, options or other securities convertible into shares of capital stock of the Corporation, provided that the foregoing restriction should not be applicable to any shares of capital stock, rights, warrants, options or securities convertible into shares of capital stock issued upon the closing of a Business Combination.

Section 9.5             Existence.

The Corporation’s existence shall terminate on September 28, 2009 (such date being the “Termination Date”).  This provision may only be amended in connection with, and become effective upon, the consummation of a Business Combination. A proposal to so amend this section shall be submitted to the stockholders of the Corporation in connection with any proposed Business Combination.  In the event that the Corporation does not consummate a Business Combination by the Termination Date, the officers of the Corporation shall take all such action necessary to dissolve and liquidate the Corporation as soon as reasonably practicable.

Section 9.6             Distributions from Trust Account.

                Public Stockholders shall be entitled to receive distributions from the Trust Account only in the event of a liquidation of the Corporation or in the event such Public Stockholder exercises his/her/its Conversion Rights.  In no other circumstances shall any stockholder have any right or interest of any kind in or to the Trust Account. No stockholders of the Corporation other than Public Stockholders shall be entitled to receive distributions of any kind from the Trust Account.

                Section 9.7             Expenses.

                Prior to the consummation of a Business Combination, the Corporation shall not pay to the Sponsor or any of the Corporation’s officers, directors or special advisors or any of their affiliates any compensation of any kind, including but not limited to finder’s fees and consulting fees for services rendered to the Corporation, prior to, or in connection with, the consummation of a Business Combination, provided that the Corporation may pay (i) the Sponsor’s or any officer’s, director’s or special advisor’s (or any their affiliates’) out-of-pocket expenses related to the performance of his or her duties, and (ii)  up to $10,000 per month for office space and administrative services commencing on the Admission Date through the date on which the Corporation consummates a Business Combination.

                Section 9.8             Liquidation.

In the event that the Corporation fails to consummate a Business Combination in accordance with this Article IX and is liquidated in accordance with Section 9.5, only Public Stockholders shall be entitled to share in the distribution of funds from the Trust Account and all such distributions shall be made ratably in proportion to the number of shares of Common Stock held by them.

ARTICLE X

AMENDMENT OF AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate (including any Preferred Stock Designation), in the manner now or hereafter prescribed by this Amended and Restated Certificate and the DGCL; and, except as set forth in Article VIII, all rights, preferences and privileges herein conferred upon stockholders, directors or any other persons by and pursuant to this Amended and Restated Certificate in its present form or as hereafter amended are granted subject to the right reserved in this Article; provided, however, that, notwithstanding any other provision of this Amended and Restated Certificate, and in addition to any other vote that may be required by law or any Preferred Stock Designation, (i) the affirmative vote of the holders of a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend, alter or repeal, or adopt any provision as part of this Amended and Restated Certificate inconsistent with the purpose and intent of, Article V, Article VI, Article VII or this Article X and (ii) Article IX of this Amended and Restated Certificate may not be amended except as provided therein; provided that no amendment to any of Article II, this Article X or Section 9.5 may become effective prior to the consummation of a Business Combination.

IN WITNESS WHEREOF, Hicks Acquisition Company I, Inc. has caused this Amended and Restated Certificate to be duly executed in its name and on its behalf by its Chief Operating Officer, Chief Financial Officer, Executive Vice President and Secretary this 28th day of September, 2007.

HICKS ACQUISITION COMPANY I, INC.
By:	/s/ Joseph B. Armes
Joseph B. Armes
President, Chief Executive Officer and Chief Financial Officer